September 21, 1998



Mr. Thomas P. Stagnaro
Pharmaceutical Consultant
213 Ravenscliff Road
St. Davids, PA 19087

                   Re: Finder's Fee Agreement

Dear Tom:

            This letter constitutes our agreement under which you will act as our advisor in connection with raising capital for Ixion Biotechnology, Inc., a Delaware corporation with offices in Alachua, Florida ("we" or "Ixion"), as follows:

            1. Ixion engages you as a finder, on a nonexclusive basis, to act on Ixion's behalf on a best efforts basis in connection with raising capital.

            2. Ixion will compensate you for capital successfully raised as follows:

                  5.0% of the first million (or part thereof); 3.0% of the second million dollars (or part thereof); 1.0% of amounts above $2,000,000;

                  Compensation shall be based on the aggregate cash amounts actually received in connection with any transaction, including transactions which involve investments in installments; Compensation will be payable for any placement made to an investor introduced by you if such placement is made within one year of the introduction, regardless of whether this Agreement has otherwise terminated; and You will bear your own expenses.

            3. Ixion's obligations hereunder are conditioned upon the following:

                  a) No payment is due until Ixion actually receives the funds raised as a result of your efforts. When funds are received in installments, your fee will be paid in installments.

                  b) The investment must be on terms acceptable to Ixion, as determined by Ixion's Board of Directors.

                  c) The funds must be received from investors with whom Ixion had not been previously introduced by others or found on its own.

                        (i) Upon execution of this agreement, you will supply a list of the persons to whom you have introduced Ixion or with whom you have had discussions on our behalf on or before the date hereof; (ii) Such list will be incorporated herein by reference; and (iii) You will notify Ixion in writing promptly after each such introduction or discussion you have or make after the date hereof.

                  d) You must participate in the negotiations or otherwise make a material contribution to the transaction leading to the investment.

                  e) You must hold Ixion and Dr. Peck harmless against any claim by you, or any other entity of which you are, were, or will be, an officer, principal, agent or employee for any other fee.

                  f) You warrant that you will be the only finder entitled to a fee in connection with a transaction hereunder, unless other finders are disclosed in advance and accepted by Ixion, and that you will not receive a fee from the investor.

                  g) Offering materials will be drafted by Ixion or its attorneys. You will not provide investors offering materials without Ixion's prior written consent.

            6. At all times you shall be an independent contractor.

            7. Ixion may furnish you with Confidential Information (defined below). During the term of this agreement, and at all times thereafter, you shall not disclose Confidential Information to third parties (unless they likewise agree to keep such information confidential in a manner satisfactory to Ixion), nor will you use Confidential Information for any purpose whatsoever except to perform services for Ixion pursuant to this agreement. "Confidential Information" is information which you have reason to believe is confidential or which Ixion designates as confidential, including, but not limited to, information relating to Ixion's operations, facilities, product development plans, business directions, or marketing plans. Confidential Information does not include public information you already knew before the date of this letter, information which is public knowledge, or information you receive from third parties who are not under a confidentiality obligation to Ixion.

            8. This agreement shall continue until July 31, 1999. Either party may terminate this agreement upon 30 day's written notice to the other. Upon termination of this agreement, all Confidential Information shall be returned to Ixion.

            9. This Agreement is the only agreement between the parties relating to the subject matter hereof. No changes or supplements to this Agreement shall be effective unless stated in a written document of a subsequent date that is executed by both parties. This Agreement shall be governed by and construed under the laws of the State of Florida. This Agreement is effective as of the date written below.

                                Sincerely yours,


                                _____/S/_________
                                Weaver H. Gaines


ACCEPTED AND AGREED TO:

Dated:

Stagnaro.finderfee.wpd


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                 List of Contacted Parties at September 21, 1998

Charter Venture Capital
Sen Medical
HealthCare Ventures
BB Biotechnology
CytRx